UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 16, 2007, Ryerson Inc. issued the following press release.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

ISS RECOMMENDS THAT RYERSON STOCKHOLDERS RE-ELECT BOARD MEMBERS

Nation’s Leading Independent Proxy Advisory Firm Rejects All of Harbinger’s Nominees

Chicago, IL, August 16, 2007—Ryerson Inc. (NYSE: RYI) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, issued a recommendation to re-elect all 11 members of the company’s Board of Directors.

After conducting a thorough analysis and meeting with both Ryerson and Harbinger, ISS has concluded that:

•	Harbinger has not presented any plan on how it would manage the company differently.

•	Harbinger lacks any formal strategy to create value for stockholders.

•	The sale process resulting in the $34.50 per share merger with Platinum Equity is fair and stockholders should have the right to vote on the transaction.

•	Ryerson’s financial performance has performed in line with its peers, contrary to Harbinger’s arguments.

“We are extremely pleased with ISS’ recommendation that stockholders should vote ‘FOR’ Ryerson’s entire Board of Directors and reject all of Harbinger’s nominees. ISS clearly supports our view that all stockholders should have a right to vote on the proposed acquisition with Platinum Equity and that the Board has run a thorough strategic review and auction process. We believe that the $34.50 per share agreement we have reached with Platinum is at a fair price with committed financing in an uncertain credit market,” said Neil Novich, chief executive officer of Ryerson.

ISS also recommended that stockholders support the Board’s recommendations on the other voting matters at the meeting.

Mr. Novich added, “The Board will continue to focus on completing the merger with Platinum Equity as it is in the best interest of all stockholders.”

Ryerson urges all stockholders to follow ISS’ independent recommendation to vote on the WHITE proxy card at the company’s Annual Meeting of Shareholders on Thursday, August 23, 2007.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885